Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Reports Third Quarter 2016 Results

JERSEY CITY, NJ, October 27, 2016 - Bel Fuse Inc. ("Bel," or, "the Company") (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary financial results for the third quarter of 2016.

Third Quarter 2016 Highlights

•	Net sales: $128.8 million in the third quarter of 2016, down 10.6% from the third quarter of 2015.
•
Operating income:  $9.3 million in the third quarter of 2016.  Adjusting for a $2.1 million gain on the sale of a Hong Kong property in the quarter, operating income was flat compared to $7.3 million in the third quarter of 2015.

•	Class A EPS: $0.78 per share on a GAAP basis (compared to $0.39 in the third quarter of 2015) and $0.63 per share on a Non-GAAP basis (compared to $0.28 in the third quarter of 2015)
•	Class B EPS: $0.82 per share on a GAAP basis (compared to $0.42 in the third quarter of 2015) and $0.66 per share on a Non-GAAP basis (compared to $0.31 in the third quarter of 2015)

Non-GAAP financial measures, such as Non-GAAP EPS, exclude the impact of acquisition-related costs, restructuring charges and certain other items. Please refer to the financial information included with this press release for reconciliations of GAAP financial measures to Non-GAAP financial measures.

CEO Comments

Daniel Bernstein, President and CEO, said "Our integration efforts since acquiring the Power Solutions and Connectivity Solutions businesses in 2014 have resulted in $15 million in annual fixed cost reductions in our consolidated operations since the acquisition dates.  We have continued to streamline the organization and improve manufacturing processes, while enhancing the quality of our products.  These efforts, and the critical mass that was achieved with the combination of the acquired entities, have contributed to the expansion of our consolidated gross margins from 19.0% to 20.6% and a substantial increase in our bottom line, despite the $15.4 million in lower sales compared to last year's third quarter.

"Bel Power Solutions (BPS) did not meet our sales expectations again in the third quarter, but we are well positioned and responding accordingly to a shift in demand from legacy networking and storage providers to a new generation of cloud infrastructure and big data leaders that continue to invest, grow and reshape the market.  We are embarking on a datacenter initiative for front-end products that will enable us to market a variety of BPS products together as a full-service data center solution.  Beyond big data, we are also excited by newly emerging opportunities within the hybrid-electric vehicles market and the transportation industry for power products such as fuses, power converters, and battery chargers.

"Bel's Cinch Connectivity Solutions (CCS) business saw sales decline in the third quarter, largely based on weakness in a few key markets.  Spending in the military segment continues to be stagnant with awards generally smaller in value.  Also, after several consecutive quarters of growth, we saw distribution sales slow in the quarter largely based upon general market weakness.   Despite the quarter-over-quarter decline in sales, the restructuring efforts we've taken both domestically and internationally have enabled us to expand margins within this group.  We were particularly pleased with the performance of our European-based connectivity operations which generated a gross profit margin of 33.1% during the third quarter of 2016 compared to 30.9% for the same period last year.  This was largely driven by a significant increase in expanded beam connectivity sales which has been a large area of investment for us over the past five years.  A key area of focus within the CCS business continues to be the development of next generation avionics products and we were pleased with the successful completion of pre-rate assessment audits which focused on our capability to meet the forecasted demand increases for single-aisle aircraft.  On the distribution side, as volume through this sales channel rebounds, we believe we are effectively positioned with global exposure and an increased depth of our product base now accessible through these distributors.  Despite the significant progress we made, this is a competitive environment and we will continue to look for opportunities to further reduce costs where possible.

"Bel's Magnetic Solutions group continues to be the technology leader in the deployment of high-speed integrated connector modules (MagJacks®), with slightly higher sales in the third quarter of 2016 as compared to the same quarter last year.  Following up on our introduction of a full-line of 10-gigabit Ethernet connector modules, we have now turned our focus to the deployment of next generation multi-speed Ethernet connectivity solutions.  We are pleased to have signed a multi-year partnership agreement with a large OEM customer securing both allocation as well as access to new product development.  We continue to invest in automation within the manufacturing process, allowing us to stay competitive in this market."

Financial Summary

All comparative percentages are on a year-over-year basis, unless otherwise noted.

Third Quarter 2016 Results

Net Sales
Net sales were $128.8 million, down 10.6%. The year-over-year variances of net sales were as follows:

•	By geographic segment: North America was down by 18.7%, Asia was down by 2.3% and Europe was up by 2.2%.
•	By product group: Power Solutions and Protection was down by 18.3%, Connectivity Solutions was down by 12.1% and Magnetics Solutions was up by 1.1%.

Of the $15.4 million decline in third quarter sales year-over-year, $8.3 million was specific to the Power Solutions business due to a general reduction in networking hardware sales coupled with a delay of datacenter shipments to the fourth quarter.  The remaining decline is primarily attributable to weakness in distribution sales during the third quarter, as previously discussed.

Gross Profit
Gross profit margin was 20.6%, up from 19.0% in the third quarter of 2015. The improvement in gross profit margin largely resulted from a favorable shift in product mix, particularly with increased volume of fuel quantity indicator system (FQIS) and expanded beam cable products. Our gross profit margins vary by product, with connectivity products generating the highest of our margins while power products are at the lower end of the margin range.  Our margin also benefited from the restructuring efforts implemented in North America earlier in 2016, which resulted in cost savings in both direct labor costs and overhead costs.

Selling, General and Administrative Expenses (SG&A)
SG&A expenses were $19.4 million, up slightly from $19.2 million during the third quarter of 2015.  Fluctuation in the impact of net foreign currency gains and losses resulted in a $0.9 million unfavorable variance within SG&A as compared to the third quarter of 2015.  This was largely offset by lower commissions from reduced sales volumes and a $0.6 million decrease in fixed SG&A costs due to cost saving measures implemented in late-2015.

Gain on Sale of Property
The Company closed on the sale of a property in Hong Kong during the third quarter of 2016, which resulted in a pre-tax gain of $2.1 million.  This gain was $0.17 per Class A share and $0.18 per Class B share in the third quarter of 2016.

Operating Income
Operating income was $9.3 million, up $2.0 million from the third quarter of 2015, with an operating margin of 7.2% compared to 5.1% in the third quarter of 2015.

Income Taxes
Income tax benefit was $1.7 million in the third quarter of 2016 as compared with an income tax provision of $4.9 million during the same period of 2015.  The Company's income tax (benefit) provision can fluctuate significantly based upon the geographic segment in which the pre-tax profits and losses are earned.  Of the geographic segments in which the company operates, the U.S. has the highest tax rates; Europe tax rates are generally lower than those of the U.S.; and Asia has the lowest tax rates.  During the third quarter of 2016, the majority of the pre-tax earnings were generated in our Asia segment and these were offset by pre-tax losses within our North America segment.  This compares to the third quarter of 2015 where our pre-tax earnings were primarily generated in North America.

Net Earnings
Net earnings was $9.7 million in the third quarter of 2016 as compared with $4.9 million in the third quarter of 2015.

Nine Months Ended September 30, 2016 Results

Net Sales
Net sales were $381.6 million, down 11.6%. The year-over-year variances of net sales were as follows:

•	By geographic segment: North America was down by 14.8%, Asia was down by 11.1% and Europe was down by 0.4%.
•	By product group: Power Solutions and Protection was down by 19.4%, Connectivity Solutions was down by 6.2% and Magnetics Solutions was down by 7.6%.

Of the $50.2 million decline in sales during the nine months ended September 30, 2016 compared to the same period last year, $24.4 million was specific to the Power Solutions business, primarily due to missed design cycles in prior quarters and general market weakness which impacted all product lines during the nine-month period.

Gross Profit
Gross profit margin was 19.7%, up from 19.2% during the same period of 2015. Lower material costs, lower warranty costs and a favorable mix of products sold resulted in a favorable impact to gross profit margin in 2016 as compared with 2015. In addition, the restructuring efforts taken last year also resulted in reduced direct labor and fixed overhead costs during the 2016 period.

Selling, General and Administrative Expenses
SG&A expenses declined $2.6 million in the nine-month period of 2016 at $55.0 million compared to $57.6 million in the same period in 2015. During 2016, Bel recorded a benefit of $5.2 million for certain value-added and business tax items recorded in connection with the acquisition of Power Solutions. These factors were offset by a decrease in net foreign currency exchange gains of $5.3 million in the nine-month period of 2016 as compared with 2015.  The 2016 period also benefited from the cost savings initiatives in North America and Europe implemented during the earlier part of 2016.

Goodwill and Other Intangible Assets Impairment
During the nine-month period of 2016, we recorded an impairment charge related to our goodwill and other intangible assets of $106.0 million. As previously disclosed, this impairment charge will not result in any future cash expenditures, impact liquidity, affect the ongoing business or financial performance of our reporting units, or impact compliance with our debt covenants.

Operating (Loss) Income
Operating (loss) income was $(84.1) million in the first nine months of 2016 as compared with $23.8 million in the same period of 2015.

Income Taxes
Income tax benefit was $20.7 million in the first nine months of 2016 as compared with an income tax provision of $6.2 million during the same period of 2015. The income tax benefit in 2016 included a net benefit related to the resolution of certain liabilities for uncertain tax positions of $13.0 million and a net benefit related to the goodwill and other intangible assets impairment of $4.4 million. In addition, the mix of pre-tax earnings and losses in different jurisdictions contributed to the benefit in the nine-month period of 2016.

Net (Loss) Earnings
Net (loss) earnings was $(68.2) million in the first nine months of 2016 as compared with $16.3 million in the same period of 2015.

Balance Sheet Data
As of September 30, 2016, working capital was $160.8 million, including $67.0 million of cash and cash equivalents with a current ratio of 2.6-to-1. In comparison, as of December 31, 2015, working capital was $158.6 million, including $85.0 million of cash and cash equivalents with a current ratio of 2.3-to-1 Total debt at September 30, 2016 was $146.7 million as compared to $183.5 million at December 31, 2015, reflecting $37.6 million of debt repayments made during the first nine months of 2016.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today. To participate, dial (888) 503-8175 or (719) 457-2630 if dialing internationally, conference ID number: 2551511. A simultaneous webcast of the conference call may be accessed online from the Events and Presentations link of the Investors page under the "About Bel" tab at www.BelFuse.com. The webcast replay will be available for a period of 20 days at this same Internet address. For a telephone replay, dial (844) 512-2921, replay PIN number: 2551511 after 2:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Non-historical information contained in this press release (including the statements regarding opportunities for BPS and CCS, the effect of a datacenter initiative and Bel's positioning are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting our business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

Non-GAAP Financial Measures
The non-GAAP measures identified in this press release as well as in the supplementary information to this press release (Non-GAAP EPS and Non-GAAP EBITDA) are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.

Website Information
We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

[Financial tables follow]

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net sales	$128,809	$144,161	$381,614	$431,834
Cost of sales	102,234	116,749	306,273	349,050
Gross profit	26,575	27,412	75,341	82,784
As a % of net sales	20.6%	19.0%	19.7%	19.2%

Selling, general and administrative expenses	19,385	19,236	55,006	57,598
As a % of net sales	15.0%	13.3%	14.4%	13.3%
Impairment of goodwill and other intangible assets(2)	-	-	105,972	-
(Gain) loss on sale of property, plant and equipment	(2,099)	55	(2,083)	65
Restructuring charges	(20)	814	581	1,316

Income (loss) from operations	9,309	7,307	(84,135)	23,805
As a % of net sales	7.2%	5.1%	-22.0%	5.5%

Interest expense	(1,538)	(1,792)	(5,243)	(5,965)
Interest income and other, net	243	4,278	466	4,698
Earnings (loss) before (benefit) provision for income taxes	8,014	9,793	(88,912)	22,538

(Benefit) provision for income taxes	(1,696)	4,873	(20,701)	6,236
Effective tax rate	-21.2%	49.8%	23.3%	27.7%
Net earnings (loss) available to common stockholders	$9,710	$4,920	$(68,211)	$16,302
As a % of net sales	7.5%	3.4%	-17.9%	3.8%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,175	2,175	2,175	2,175
Class B common shares - basic and diluted	9,760	9,719	9,730	9,694

Net earnings (loss) per common share:
Class A common shares - basic and diluted	$0.78	$0.39	$(5.52)	$1.30
Class B common shares - basic and diluted	$0.82	$0.42	$(5.78)	$1.39

(1) The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) During the nine months ended September 30, 2016, we recorded a non-cash impairment charge of $106.0 million related to our goodwill and other intangible assets. As previously disclosed, this impairment will not result in any future cash expenditures, impact liquidity, affect the ongoing business or financial performance of our reporting units, or impact compliance with our debt covenants.

Bel Fuse Inc.
Supplementary Information(1)(2)
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$67,015	$85,040
Accounts receivable, net	84,185	86,268
Inventories	96,344	98,510
Other current assets	11,334	10,653
Total current assets	258,878	280,471
Property, plant and equipment, net	52,073	57,611
Goodwill and other intangible assets, net(3)	96,485	209,461
Other assets	32,187	30,962
Total assets	$439,623	$578,505

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$46,388	$49,798
Current portion of long-term debt	10,453	24,772
Other current liabilities	41,263	47,282
Total current liabilities	98,104	121,852
Long-term debt	136,267	158,776
Other liabilities	43,256	64,755
Total liabilities	277,627	345,383
Stockholders' equity	161,996	233,122
Total liabilities and stockholders' equity	$439,623	$578,505

(1) The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In accordance with recent accounting pronouncements, the December 31, 2015 balance sheet has been revised to present deferred tax assets and deferred tax liabilities as noncurrent and a reclassification of deferred financing costs from other assets to long-term debt. These revisions were not material to the Condensed Consolidated Balance Sheet.

(3) See Note 2 to the Condensed Consolidated Statements of Operations on page 6 of this release for details of the change in goodwill and other intangible assets, net.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Net Earnings (Loss) Available to Common Stockholders to Non GAAP EBITDA2)
(in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

GAAP Net earnings (loss) available to common stockholders	$9,710	$4,920	$(68,211)	$16,302
Interest expense	1,538	1,792	5,243	5,965
(Benefit) provision for income taxes	(1,696)	4,873	(20,701)	6,236
Depreciation and amortization	5,402	5,535	16,370	17,124
Non GAAP EBITDA	$14,954	$17,120	$(67,299)	$45,627
% of net sales	11.6%	11.9%	-17.6%	10.6%

(1) The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included non-U.S. GAAP financial measures, including EBITDA and Non U.S. GAAP EPS. We present results adjusted to exclude the effects of certain specified unusual items and their related tax impact that would otherwise be included under U.S GAAP, to aid in comparisons with other periods. We may use Non-U.S GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

The following tables reconcile our US GAAP net earnings per common Class A and Class B basic and diluted shares ("GAAP EPS") to Non US GAAP net earnings per common Class A and Class B basic and diluted shares ("Non GAAP EPS"). Non GAAP EPS for the 2015 periods presented below has been revised to reflect the impact of the Power Solutions acquisition related items and settlements included in selling, general and administrative expenses and income taxes in order to provide comparable presentation in the prior year periods presented. In 2015, Non GAAP EPS was previously presented as $0.24 per Class A share and $0.25 per Class B share for the three months ended September 30, 2015 and $1.23 per Class A share and $1.31 per Class B share for the nine months ended September 30, 2015.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
			Revised				Revised
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
GAAP EPS	$0.78	$0.82	$0.39	$0.42	$(5.52)	$(5.78)	$1.30	$1.39
Reconciling items (a)	(0.15)	(0.16)	(0.11)	(0.11)	6.63	6.95	0.08	0.08
Non GAAP EPS	$0.63	$0.66	$0.28	$0.31	$1.11	$1.17	$1.38	$1.47

(a) The following tables detail the reconciling items and the impact they had on the Company's net earnings per common Class A and Class B basic and diluted shares and the line items these items were included in on the condensed consolidated statements of operations.

	Three Months Ended September 30, 2016					Three Months Ended September 30, 2015
Reconciling Items	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact
Gain on sale of Hong Kong property	$(2,107)	$-	$(2,107)	$(0.17)	$(0.18)	$-	$-	$-	$-	$-
Restructuring charges	(20)	(8)	(12)	-	-	814	283	531	0.04	0.04
Items included in selling, general and administrative expenses:
ERP system assessment costs	371	96	275	0.02	0.02	-	-	-	-	-
Acquisition related costs	-	-	-	-	-	88	33	55	-	-
Power Solutions acquisition related items and settlements	-	-	-	-	-	107	39	68	0.01	0.01
Acquisition related settlement payment	-	-	-	-	-	(4,233)	(1,609)	(2,624)	(0.21)	(0.22)
Information technology migration and rebranding costs	-	-	-	-	-	164	61	103	0.01	0.01
Power Solutions acquisition related items and settlements included in income taxes	-	-	-	-	-	-	(532)	532	0.04	0.05
Total reconciling items	$(1,756)	$88	$(1,844)	$(0.15)	$(0.16)	$(3,060)	$(1,725)	$(1,335)	$(0.11)	$(0.11)

	Nine Months Ended September 30, 2016					Nine Months Ended September 30, 2015
Reconciling Items	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact
Impairment of goodwill and other intangible assets	$105,972	$4,385	$101,587	$8.20	$8.61	$-	$-	$-	$-	$-
Restructuring charges	581	212	369	0.03	0.03	1,316	420	896	0.07	0.08
Gain on sale of Hong Kong property	(2,107)	-	(2,107)	(0.17)	(0.18)
Items included in selling, general and administrative expenses:
Acquisition related costs	162	61	101	0.01	0.01	551	205	346	0.03	0.03
Power Solutions acquisition related items and settlements	(5,155)	(780)	(4,375)	(0.35)	(0.37)	318	115	203	0.02	0.02
ERP system assessment costs	371	96	275	0.02	0.02	-	-	-	-	-
Acquisition related settlement payment	-	-	-	-	-	(4,233)	(1,609)	(2,624)	(0.21)	(0.22)
Information technology migration and rebranding costs	-	-	-	-	-	773	282	491	0.04	0.04
Power Solutions acquisition related items and settlements included in income taxes	-	13,809	(13,809)	(1.11)	(1.17)	-	(1,579)	1,579	0.13	0.13
Total reconciling items	$99,824	$17,783	$82,041	$6.63	$6.95	$(1,275)	$(2,166)	$891	$0.08	$0.08